Exhibit 99.1

Pericom Semiconductor Appoints New Chief Financial Officer

          SAN JOSE, Calif., Nov. 30 /PRNewswire-FirstCall/ -- Pericom Semiconductor Corporation (Nasdaq: PSEM) today announced the appointment of Angela Chen as Vice President Finance and Chief Financial Officer.  As announced on November 1, 2005 Michael D. Craighead, Pericom’s Chief Financial Officer since 2000, will remain with the company as Chief Financial Officer through January 31, 2006, to facilitate the transition to Ms. Chen, whose appointment is effective February 1, 2006.

          Ms. Chen, 47, has served as VP Finance, Asia for Pericom since August 2005 and has held the position of CFO and Vice President of Administration for PTI, a Pericom affiliated company based in Hong Kong and Shanghai since May 2002. From March 2001 to May 2002 she was Chief Operating Officer and Vice President of Finance, Administration & Operations for Feiya Technology, a fabless semiconductor company based in Taiwan that merged with Silicon Motion in 2002. Prior to Feiya, Ms. Chen was CFO for Wyse Technology Taiwan LTD from May 1996 to March 2001.  Prior to Wyse, Angela held various management positions in finance and accounting at Mosel Vitelic and Carrier.

          Ms. Chen received her B.A. degree in Accounting from Soochoo University in Taiwan and her MBA from National Taiwan University.

          Alex Hui, President and CEO, commenting on the appointment said, “Angela has done an excellent job for Pericom in the last three and a half years handling the financial functions at PTI and overseeing the financial operations of our Asian subsidiaries. She has played a very significant role in improving the financial performance of PTI.  Her broad skills and extensive background in senior financial management positions and her experience working with both US and Asian companies make her well qualified for this new assignment. Her familiarity with Pericom business operations and working relationship with the Pericom team over the years will also help the transition into her new role. We look forward to her continuing contributions as CFO for Pericom.”

          Pericom Semiconductor Corporation offers customers worldwide the industry’s most complete silicon and quartz based solutions for the Computing, Communications, and Consumer market segments. Our broad portfolio of leading- edge analog, digital, and mixed-signal integrated circuits and SaRonix and eCERA frequency control products are essential in the timing, transferring, routing, and translating of high-speed signals as required by today’s ever- increasing speed and bandwidth demanding applications. Company headquarters are in San Jose, California, with design centers and sales offices located globally. http://www.pericom.com

SOURCE  Pericom Semiconductor Corporation
    -0-                             11/30/2005
    /CONTACT:  Mike Craighead, VP/Chief Financial Officer of Pericom
Semiconductor Corporation, +1-408-435-0800 or Fax: +1-408-435-1100/
    /Web site:  http://www.pericom.com /
    (PSEM)